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The following email was sent to employees of National Instruments Corporation on June 20, 2023:

Team,

In our recent pulse survey, you expressed how much you value regular updates as we move through integration planning process together. In our last update, we shared information on the integration planning team and leaders taking part in the planning process. We also previewed the discovery working session with Emerson and a commitment to update you once the team returned and debriefed. I encourage you to read the last update[LINK] if you haven’t done so already.

Last week, I had the opportunity to sit down with two of our integration planning team leaders, Tabitha Upshaw and Scott Studer, to discuss our time at Emerson headquarters in St. Louis. Tabitha leads our ESG and Marketing Communications integration planning efforts, and Scott co-leads our Sales & Customer Experience planning team.

In this video[LINK], we recap the two-day discovery session, reflect on what we learned about Emerson, and share next steps. During our conversation, I reference Emerson’s 2022 Investor Conference which can be accessed via our “Get to Know Emerson” page[LINK] on our SharePoint site. As always, we will continue to keep you updated as we have information to share.

Thanks,
Kevin
On behalf of the Emerson Integration Management Office and team

The following is the transcript of a video conversation between Kevin Ilcisin, Tabitha Upshaw, and Scott Studer, made available to employees of National Instruments Corporation on June 20, 2023:

Well, we just got off that call.

Glad you two could both join me here in the studio.

I say off that call, that was the follow up call to the joint Emerson NI IMO meeting that we had in St. Louis last week. And I don't know

I didn't get a chance to ask the two of you.

That was actually my first trip to St. Louis.

Never been. For as much travel as I do, never been there before.

How about either have you been there before or?

For a wedding. For a wedding.

We went there on vacation as kids growing up in the Midwest.

Wow, Okay.

So I'm the outlier. I really enjoyed it.

I mean, we were in a nice part of St. Louis.

It's right close to what they call Forest Park and Washington University.

Great place to go running in the morning.

They told me to try it out.

They're really nice.

So I did not run.

You didn't run?

No.

Well, next time, did you?

Next time.

So I thought it would be really great if we could share with everyone a little bit about what happened there.

I mean, I know a lot of people heard that this meeting was happening and I really appreciate both of you joining me so we could talk a little bit about it just for everyone at NI I want to frame a little bit about what we did.

And then I had some questions for both of you.

I came away with some perspectives, but I think I would and a lot of people would like to hear your perspectives as well.

I mean it was a two day meeting.

In Saint Louis, we brought over 40 NI people with us and it was framed as a discovery meeting.

There were no, the objectives were not decisions.

There weren't any critical milestones we were trying to hit because we're really starting the integration journey.

And so in the spirit of learning about each other, these two days were spent talking about how do we work.

You know, we just labeled the discovery meeting.

And so if I frame for everyone just a little bit about how the agenda was.

It was Wednesday and Thursday of last week, the 7th and 8th of June, and we all flew to Saint Louis.

And then the day opened up with Emerson CEO Lal Karsanbhai giving an overview of the transformation he's been leading and very specifically why he personally was interested in NI to join the Emerson family.

After he explained it, then Eric had an opportunity to talk about the transformation we've been leading at NI.

And highlighted one of the key reasons Emerson was interested in NI our 40% growth since we adopted our core strategic vision and our thousand basis point improvement and profitability which is really critical to the Emerson portfolio transformation that they're going through.

After that we broke into a set of BU-led strategy sessions followed by functional work streams, and I really would like to hear from both of you.

I know you were each in a functional work stream, I actually wasn't.

So I'll be curious to see how those went.

But overall just trying to share how the session went and sort of keeping people informed about what's next.

And I mentioned we just got off the call, we just had the debrief call and talked about what the next steps in our journey will be, which is going to be several months because we still don't have a firm date on when the close will happen, and all the regulatory details.

So you know one of the key things, you know Lal opened up was very transparent about their interest in NI and their focus on having us join the Emerson family.

And he shared, you know, what his vision for a transformation would be.

And so just curious for each of you, what did you hear in terms of what stood out from what Lal and Ram, their COO, said about their transformation.

So Tabitha, maybe you can share.

Yeah. So I think key theme is modernization, right.

We talked a lot about that at NI and Lal talked a lot about that for Emerson too.

So I think we, both companies bring that and I think there's opportunities for us to learn where they've modernized parts of their business and there was definitely openness from Emerson to learn about areas where we've modernized as well.

And so there was the recognition that this modernization is core to driving revenue and growth for, for the company.

I definitely saw the same, right?

And, and I think three things stood out to me.

One, just radical honesty about the journey that they're on, the transformation like that, that's really encouraging to me, I think.

Two, I actually really enjoyed seeing the warmth of all the Emerson colleagues working together, right as a team.

Like it was just nice to see how much how important teaming is to their culture.

And then I think Lal left us with in his opener this this really important focus on trust, empowerment, and accountability as the way that they're transforming.

And I found that really encouraging, because it seems like it aligns really well with in many ways who we already are, right as an organization.

And can I add on to that?

Yeah, of course.

So one thing I heard was their openness to risk taking and test and learn as well.

So we talk a lot about that and Lal was very open that he wants to facilitate a culture of that as well.

So that was music to my ears.

That was music to my I think you're right and turning it back to Kevin, I think that was something that maybe I wasn't prepared for.

That was really encouraging.

Which is a part of their change is also culture transformation.

Of course, it's business performance and strategy and market and all those things, but it's also culture.

They're on that journey too. Yeah.

So one thing just for everyone, at NI, we talk about transformation and Emerson Lal led it along with the key leaders of his leadership team in November of 2022, they did an investor conference where they laid out their transformation and their interest in the test and measurement market and other markets and some of the other businesses that they've recently sold was highlighted and I'll mention that and, I think we're going to post a link to that, so everyone at NI can take the opportunity to see at the high level how they describe their transformation if I think about what the goals were for this meeting.

I say functional workstreams that you participated in.

And that was very much about how we do our work, what processes do we use?

Do we do work, for instance, in HR or do we do it in Finance?

We had some things like that that I heard we were talking about.

So it was really learning what do we do that's similar, what do we do that's different.

And then to each of your points, we've been on a transformation.

So how are we doing things differently?

How did we used to do them?

How we doing them now and just in that context did a little bit more about what you learned from them or they learned from us weren't the functional terms of the objectives for the meeting we were at.

So Scott, gosh, I'll go first.

Yeah, so I was with business units, product management, sales, marketing, customer experience, those sorts of things.

I think what I took away a couple of things.

One, we are in high tech.

It's not a big surprise, but that is different than industrial automation.

So that is what drives a lot of the desire for Emerson to learn about the way we've done things, whether that was before, during or, or really now where we are on our journey and transformation, there's a lot of interest to learn.

So that was new I suppose.

It shouldn't have been to me, but it was I think too, I take away from the session, there are some things that are different.

There are investments as an example they've made in even things like technology where we're going to get to take advantage of that after we close, they've already done something that we've wanted to do for a long time.

So I think seeing how those things fit together was really encouraging to me that this will be an accelerator for the performance journey we've been on, genuinely.

What did you find out?

I was going to say it's great to hear that there so what I'm hearing you say is that there are opportunities that they'll help us accelerate the transformation we're on.

That's good.

I saw some of that as well.

And then what about, is there any opportunities for us to help them with their transformation?

Absolutely. And again, I'm going to, I'm going to go back to just an open and like an eagerness to listen and to learn on, on both parts, right.

And so we did a lot of that in both the I was in the Marketing and the ESG session.

And so you know from Marketing it was I love what you said like we're high tech, right and they are in industrial automation.

And so there's differences of how the customers are different, their needs are different.

And so your marketing strategy is going to be different as a result.

And so we kind of unpack that a little bit and we look for synergies and then so we unpack that a little bit and then kind of same on, on ESG, so.

For those of you who don't know, ESG is also what we call corporate impact.

And so we just got to share a lot of amazing things that they're doing and they were really eager to hear us as well.

And so, yeah, awesome.

Well, they also hosted us for a dinner, which had us a chance to break out of our functional teams and sort of mix with the broader groups.

Anything that surprised you that you just sort of didn't expect that came back that you want to share with the broader team.

Nothing that really surprised me.

It was it's very much getting to know you, right? Like you're starting from the.

It was yeah, like going to school a little bit like and so it was we spent a lot of time like who do you have kids, what do you do outside of work?

And so we didn't spend a ton of time talking about, you know, the companies or the transitions, it was a lot of just really relationship building and get to getting to know you, which I really appreciated.

Yeah.

I think one thing that stood out for me, you know, in the even in the evening dinner it sort of popped up was I know I heard when, when Lal and Ram and Elizabeth were here, right. You heard these really long journeys of their careers in Emerson and you don't sort of know is that true across the organization?

But we had at the at the banquet enough time to meet a lot of different people and that is so consistent.

They've lots and lots of them at least that we met have worked in different business units and done different roles and had career journeys that were kind of like this and some like this.

That's really encouraging because that's something that I think we value very highly at NI.

So that was maybe a key learning for me, right was just here there's a lot of loyalty to Emerson.

There's a lot of building a long term career in the folks that we met and that wasn't just the executive team, that was supply chain leaders, gentlemen in procurement, one person who runs a manufacturing operation elsewhere too.

So it's good to see.

Yeah, I think one thing that surprised me when surprised, it was very pleasant to learn.

You know, we take things that we've done for so long, for instance, you know our manufacturing facilities in Penang and Hungary which have been part of our success for decades.

They outsourced most of their manufacturing and I know Lal and Ram, their COO took the time at the opening to compliment.

We hosted them for a visit in Penang and the Selvam and the team there did a great job and they brought that up in the opening.

Just how much they enjoyed the visit to Penang and how impressed they were with how we manufacture and they talk about those being opportunities to go forward as well.

I think when we think about next steps, we all just got off that call where we had our next steps.

We have lots of work to do.

I think we're going to spend time, really appreciate both of you getting together.

I think we'll have more opportunities like this to talk about the milestones on the journey, how we're making progress and keep everybody at NI informed because I know everyone appropriately is curious about what's going on and what things look like and we want to do our best as the integration team to help everybody learn.

Thanks for having us Kevin.

Thanks for joining me today.

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This communication relates to the proposed transaction involving National Instruments Corporation (“NI”). In connection with the proposed transaction, NI has filed relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including NI’s proxy statement on Schedule 14A, filed with the SEC on May 25, 2023 (the “Definitive Proxy Statement”). This communication is not a substitute for the Definitive Proxy Statement or for any other document that NI may file with the SEC and send to its stockholders in connection with the proposed transaction. The proposed transaction will be submitted to NI’s stockholders for their consideration. BEFORE MAKING ANY VOTING DECISION, NI’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

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